Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bellerophon Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-232002, 333-230256, 333-225871, 333-219387, 333-210312 and 333-202069) on Form S-8, the registration statements (Nos. 333-225878, 333-221087 and 333-211166) on Form S-3 and the registration statement (Nos. 333-214773 and 333-214230) on Form S-1 of Bellerophon Therapeutics, Inc. of our report dated April 6, 2020, with respect to the consolidated balance sheets of Bellerophon Therapeutics, Inc. as of December 31, 2019 and 2018 , and the related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity (deficiency in assets), and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2019 annual report on Form 10-K of Bellerophon Therapeutics, Inc.

Our report includes an explanatory paragraph that states that the Company has sustained operating losses from its development activities and expects such losses to continue, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our report also refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification (ASC) Topic 842, Leases.

/s/ KPMG LLP
Short Hills, New Jersey
April 6, 2020